UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM 8-K
 ________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2014

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LKQ CORPORATION
(Exact name of registrant as specified in its charter)

________________________

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (312) 621-1950
N/A
(Former name or former address, if changed since last report)

 ________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 21, 2014, the Compensation Committee of the Board of Directors of LKQ Corporation (the “Company”) approved the LKQ Corporation Severance Policy for Key Executives (the “Severance Policy”).  The Committee adopted the Severance Policy to set forth in a written document the terms and conditions that the Company would normally expect to follow upon an involuntary separation of service of a key executive. The Committee believed it was in the Company's interest to formalize the Severance Policy to provide increased certainty for the executives and the Company in the event of a severance. Further, the formalization of the policy is expected to assist the Company with the recruitment and retention of key executives, provide the Company with important protections, and reduce costs in the event of a dispute.

In connection with the adoption of the Severance Policy, the Committee also approved new change of control agreements with the Company’s executive officers in order to make conforming amendments to the pre-existing change of control agreements with the executive officers (the “COC Agreements”). In addition, the new COC Agreement between the Company and Steven Greenspan, the Company’s Senior Vice President of Operations - Wholesale Parts Division, included a change to the calculation of his severance payment. The severance payment in the COC Agreements is defined as a multiple of the sum of the employee’s (a) salary and (b) the greater of the employee’s target bonus or average annual bonus over the preceding three years. Mr. Greenspan’s multiple was increased from 1.5 to 2.0.

The Severance Policy applies to the executive officers of the Company and any other executive designated by the Compensation Committee (“Covered Executives”).  It provides that, in the event the employment of a Covered Executive is terminated by the Company without “cause” or by the Covered Executive with “good reason” (as each term is defined in the Severance Policy), the Company will provide to such Covered Executive (a) a pro rata bonus for the year in which the termination occurs (if the applicable performance goals are met), (b) during the Severance Period (defined as 18 months in the case of the Chief Executive Officer and Chief Financial Officer and 12 months for all other Covered Executives), a monthly severance payment equal to one-twelfth of the sum of the Covered Executive’s latest annual base salary and the average annual bonus (for the two prior full fiscal years), (c) a pro rata payment of any pending long term incentive award (if the applicable performance goals are met) and payment of any outstanding deferred awards under the Company’s long term incentive plan, (d) Company-subsidized health and dental coverage during the applicable Severance Period, (e) continuation of vesting of outstanding stock options, restricted stock and restricted stock units during the applicable Severance Period, and (f) outplacement services. The foregoing payments and benefits for a Covered Executive could be reduced in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Covered Executive to financially benefit on an after-tax basis.

The receipt by a Covered Executive of any severance benefits is conditioned upon (a) the delivery by the Covered Executive of a full and unconditional release of all claims against the Company, and (b) compliance by the Covered Executive during the Severance Period with provisions relating to confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.

In the event of a change of control of the Company, certain unpaid benefits under the Severance Policy would be accelerated and paid out upon the change of control.  The COC Agreements with the Company’s executive officers were amended to address the potential overlap of benefits under the COC Agreement and the Severance Policy, to update the COC Agreements for purposes of Section 409A of the Internal Revenue Code, to make clear that the COC Agreements are subject to the Employee Retirement Income Security Act of 1974, and to make certain other minor revisions. As a result of these revisions, in the event of a change of control of the Company a Covered Executive who is a party to a COC Agreement will generally be eligible only for the benefits under the COC Agreement (and not Severance Policy benefits).  Moreover, if a Covered Executive had already received benefits under the Severance Policy, such received benefits would reduce or offset the benefits (to the extent that they are the same type of benefit) that are otherwise provided to the Covered Executive under the COC Agreement.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Severance Policy, which is filed as Exhibit 10.1 to this report on Form 8-K and incorporated herein by reference, and the COC Agreements, which are filed as Exhibits 10.2 through 10.8 to this report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	LKQ Severance Policy for Key Executives.
10.2	Change of Control Agreement between LKQ Corporation and Robert L. Wagman dated as of July 24, 2014.
10.3	Change of Control Agreement between LKQ Corporation and John S. Quinn dated as of July 24, 2014.
10.4	Change of Control Agreement between LKQ Corporation and Walter P. Hanley dated as of July 24, 2014.
10.5	Change of Control Agreement between LKQ Corporation and Victor M. Casini dated as of July 24, 2014.
10.6	Change of Control Agreement between LKQ Corporation and Steven Greenspan dated as of July 24, 2014.
10.7	Change of Control Agreement between LKQ Corporation and Robert A. Alberico dated as of July 24, 2014.
10.8	Change of Control Agreement between LKQ Corporation and Michael S. Clark dated as of July 24, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 25, 2014

LKQ CORPORATION

By:	/s/ VICTOR M. CASINI
Victor M. Casini
Senior Vice President and General Counsel